EXHIBIT 2.2

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”) is entered into effective as of July 29, 2004, by and between SeraCare Life Sciences, Inc. (“Buyer”) and Genomics Collaborative, Inc. (“Seller”).

WHEREAS, on June 3, 2004, Buyer and Seller entered into that certain Asset Purchase Agreement (as amended, the “Purchase Agreement”), pursuant to which Buyer purchased substantially all of the assets of Seller.

WHEREAS, the parties wish to amend the Purchase Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the parties hereto, intending to be legally bound, agree as follows:

1. Terms Defined in the Purchase Agreement. All capitalized terms used but not defined herein have the meaning ascribed to such terms in the Purchase Agreement, and all of such terms and their definitions shall be incorporated herein by this reference.

2. Amendments to the Purchase Agreement.

a. Pursuant to Section 5.7(a)(i) of the Purchase Agreement, Buyer has agreed to prepare and file with the SEC a registration statement on Form S-3 covering the resale by Seller and the Permitted Transferees of the Registrable Securities (the “Resale Registration Statement”) within 30 days after the Closing Date (the “Filing Deadline”). The parties hereby agree to extend the Filing Deadline to July 30, 2004.

b. During the period beginning no later than November 30, 2004 and ending June 3, 2005, Buyer agrees to file up to three supplements or two amendments (or a combination of a maximum of one amendment and two supplements) to the Resale Registration Statement requested by GCI to reflect changes to the selling shareholder table provide therein as follows:

i. If the proposed changes to the selling shareholder table in the then current Resale Registration Statement only include a reallocation of shares then listed in the Resale Registration Statement (i.e. no additional shares (beyond those included in the initial Resale Registration Statement) are to be added), then Buyer will, upon the written request of Seller, which request may be made prior to November 30, 2004, prepare and file with the SEC a supplement (but not an amendment) to the prospectus in the then current Resale Registration Statement within five business days of Buyer’s receipt from Seller of both (A) the proposed changes to the selling securityholder table, and (B) completed and signed selling securityholder questionnaires from each selling security holder (in the form attached to the Representation Letter included as Exhibit B to the Purchase Agreement) whose respective information is proposed to be modified or added in the supplement.

ii. In the event that Buyer is informed by the SEC that a proposed supplement filed pursuant to clause (i) above should be filed instead as an amendment to the Resale Registration Statement, then Buyer will prepare and file with the SEC an amendment to the then current Resale Registration Statement upon the earlier to occur of (A) two business days of its receipt of all necessary consents from the applicable public accounting firms to incorporate by reference their opinions in the Resale Registration Statement as proposed to be amended, and (B) 10 business days following the date Buyer is informed by the SEC that the proposed supplement should be filed as an amendment. As a condition to the inclusion of any selling shareholder in such amendment, Buyer may require reasonable written confirmation from such selling shareholder of the accuracy of the information with respect to such selling shareholder to be included in the Resale Registration Statement as proposed to be amended. For purposes of this section, receipt of a completed and signed selling securityholder questionnaire from such selling shareholder (in the form attached to the Representation Letter included as Exhibit B to the Purchase Agreement) shall constitute reasonable confirmation unless Buyer has reason to believe the information therein is not accurate. Buyer hereby agrees to make commercially reasonable efforts to obtain all necessary consents of independent public accountants and the SEC, as applicable, and to file such post effective amendments with the SEC in accordance with the request of GCI, subject to the conditions set forth herein.

iii. If the proposed changes to the selling shareholder table in the then current Resale Registration Statement include changes to the selling shareholder table other than those provided for in clause (i) above, then Buyer will, upon the written request of Seller (accompanied by both (A) the proposed changes to the selling securityholder table, and (B) completed and signed selling securityholder questionnaires from each selling security holder (in the form attached to the Representation Letter included as Exhibit B to the Purchase Agreement) whose respective information is proposed to be modified or added in the amendment), prepare and file with the SEC an amendment to the then current Resale Registration Statement upon the earlier to occur of (A) two business days of Buyer’ receipt of all necessary consents from the applicable public accounting firms to incorporate by reference their opinions in the Resale Registration Statement as proposed to be amended, and (B) 10 business days following Buyer’s receipt of Seller’s written request for the proposed amendment. As a condition to the inclusion of any selling shareholder in such amendment, Buyer may require reasonable confirmation of the accuracy of the information with respect to such selling shareholder to be included in the Resale Registration Statement as proposed to be amended. For purposes of this section, receipt of a completed and signed selling securityholder questionnaire from such selling shareholder (in the form attached to the Representation included as Exhibit B to the Purchase Agreement) shall constitute reasonable confirmation unless Buyer has reason to believe the information therein is not accurate. Buyer hereby agrees to make commercially reasonable efforts to obtain all necessary consents of independent public accountants and the SEC, as applicable, and to file such post effective amendments with the SEC in accordance with the request of GCI, subject to the conditions set forth herein. Notwithstanding anything to the contrary in this clause (iii), Buyer may file a proposed amendment as a supplement if, after discussions with the SEC staff, Buyer reasonably determines that such filing may be made in the form of a supplement.

3. Governing Law. The validity, meaning and effect of this Amendment shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines.

4. Counterparts. This Amendment may be executed in one or more counterparts and by different parties in separate counterparts. All of such counterparts shall constitute one and the same agreement.

[SIGNATURES ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed by its duly authorized officers as of the day and year first above written.

BUYER:		SELLER:

SeraCare Life Sciences, Inc.		Genomics Collaborative, Inc.

By:	/s/ TIM T. HART	By:	/s/ JASON RYAN
Name:	Tim T. HART	Name:	Jason Ryan
Title:	CFO	Title:	President

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